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                                                                     EXHIBIT 4.3

                                                                     [Execution]

                    AMENDMENT NO. 2 TO SHAREHOLDER AGREEMENT

          This AMENDMENT NO. 2 TO SHAREHOLDER AGREEMENT ("Amendment No. 2") is dated as of March 19, 2003 by and among WEDGE GROUP INCORPORATED, a Delaware corporation ("WGI"), CHICAGO BRIDGE & IRON COMPANY N.V., a company organized under the laws of the Netherlands ("CB&I"), and certain shareholders of CB&I.


                              W I T N E S S E T H:

          WHEREAS, WGI, CB&I and certain shareholders of CB&I are parties to that certain Shareholder Agreement dated as of December 28, 2000 (as amended by an Amendment thereto dated February 7, 2001) relating to the shares of common stock, par value Euro .01 per share, of CB&I ("CB&I Stock") owned by WGI and its Affiliates (the "Shareholder Agreement");

          WHEREAS, WEDGE Engineering B.V. currently owns 3,705,528 shares of CB&I Stock (reflecting a stock split that became effective in February, 2003); and

          WHEREAS, the parties to the Shareholder Agreement believe it to be in their best interests to execute this further amendment to the Shareholder Agreement.

          NOW THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

I.   Amendment of Shareholder Agreement

          The proviso to the first sentence of Section 7.02 of the Shareholder Agreement is hereby amended in its entirety to read as follows:

          "provided, however, that the Holders shall continue to have the rights provided for in Article III of this Agreement as long as they beneficially own in the aggregate at least four percent (4%) of the total number of shares of Voting Securities then outstanding."

II.  Effectiveness

          Except as specifically provided herein, the Shareholder Agreement shall otherwise remain unaltered and in full force and effect. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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          IN WITNESS WHEREOF, the undersigned parties have executed this
Amendment No. 2 as of the date first written above.

                                     WEDGE GROUP INCORPORATED

                                     By: /s/ James M. Tidwell
                                        --------------------------
                                     Title: Vice President


                                     CHICAGO BRIDGE & IRON COMPANY N.V.

                                     By: CHICAGO BRIDGE & IRON COMPANY
                                         B.V., its Managing Director

                                     By: /s/ Gerald M. Glenn
                                        --------------------------
                                     Title: Managing Director


                                     GERALD M. GLENN

                                     /s/ Gerald M. Glenn
                                     -----------------------------
                                             CB&I Shareholder